Exhibit 99.2

CELATOR PHARMACEUTICALS, INC.
Audited Consolidated Financial Statements
As of and for the years ended December 31, 2015 and 2014

CELATOR PHARMACEUTICALS, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Celator Pharmaceuticals, Inc.:
We have audited the accompanying consolidated balance sheets of Celator Pharmaceuticals, Inc. and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of loss, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Celator Pharmaceuticals, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 21, 2016

Celator Pharmaceuticals, Inc. and Subsidiaries
 Consolidated Balance Sheets

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$23,253,328	$32,413,777
Restricted cash	149,017	194,561
Other receivables	74,244	21,102
Prepaid expenses and deposits	421,491	482,472
Other current assets	414,904	458,278
Total current assets	24,312,984	33,570,190
Property and equipment, net	861,490	1,004,412
Other assets	460,710	544,501
Total assets	$25,635,184	$35,119,103
Liabilities
Current liabilities:
Current portion of debt	$5,378,134	$284,961
Accounts payable	778,360	723,765
Accrued liabilities	2,377,713	1,735,420
Current portion of deferred revenue	45,249	542,986
Total current liabilities	8,579,456	3,287,132
Deferred revenue	—	45,249
Other liabilities	1,026,993	45,408
Loans payable	9,497,822	9,836,256
Total liabilities	19,104,271	13,214,045
Commitments and contingencies (Note 15)
Stockholders’ equity
Preferred stock
Authorized 20,000,000 shares, par value $0.001	—	—
Common stock
Authorized 200,000,000 shares, par value $0.001
Issued and outstanding 34,944,150 and 33,681,355 shares as of December 31, 2015 and 2014, respectively	34,944	33,681
Warrants	1,083,193	1,083,193
Additional paid-in capital	175,229,643	171,289,703
Accumulated other comprehensive loss	(1,133,266)	(1,133,266)
Accumulated deficit	(168,683,601)	(149,368,253)
Total stockholders’ equity	6,530,913	21,905,058
Total liabilities and stockholders’ equity	$25,635,184	$35,119,103

See accompanying notes to the consolidated financial statements.

Celator Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Loss

	Years ended December 31,
	2015	2014
Expenses
Research and development	$11,772,032	$11,892,368
Leukemia & Lymphoma Society funding	(1,442,986)	(1,542,986)
General and administrative	7,668,475	7,292,159
Loss on disposal of property and equipment	—	77,624
Amortization and depreciation	198,282	195,492
Operating loss	(18,195,803)	(17,914,657)
Other income (expenses)
Foreign exchange loss	(19,383)	(31,093)
Interest and miscellaneous income	8,869	10,001
Interest expense	(1,793,237)	(903,890)
Loss before income taxes	(19,999,554)	(18,839,639)
Income tax benefit	684,206	1,936,756
Net loss	$(19,315,348)	$(16,902,883)
Net loss per share
Basic and diluted	$(0.57)	$(0.62)
Weighted average of common shares outstanding
Basic and diluted	33,949,956	27,422,460

See accompanying notes to the consolidated financial statements.

Celator Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity

	Common Stock		Warrants	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Equity
	Number	Amount
Balance at December 31, 2013	26,035,596	$26,036	$1,083,193	$155,953,894	$(1,133,266)	$(132,465,370)	$23,464,487
Stock-based compensation	—	—	—	1,350,243	—	—	1,350,243
Issued for cash on exercise of stock options	42,936	43	—	100,596	—	—	100,639
Issued for cash, net of stock issuance costs	7,602,823	7,602	—	13,564,218	—	—	13,571,820
Warrants Issued	—	—	—	320,752	—	—	320,752
Net loss for the period	—	—	—	—	—	(16,902,883)	(16,902,883)
Balance at December 31, 2014	33,681,355	33,681	1,083,193	171,289,703	(1,133,266)	(149,368,253)	21,905,058
Stock-based compensation	—	—	—	1,802,872	—	—	1,802,872
Issued for cash on exercise of stock options	57,667	58	—	129,693	—	—	129,751
Issued for cash, net of stock issuance costs	1,144,611	1,144	—	1,761,696	—	—	1,762,840
Stock issued for payment of accrued bonuses	60,517	61	—	168,782	—	—	168,843
Warrants Issued	—	—	—	76,897	—	—	76,897
Net loss for the period	—	—	—	—	—	(19,315,348)	(19,315,348)
Balance at December 31, 2015	34,944,150	$34,944	$1,083,193	$175,229,643	$(1,133,266)	$(168,683,601)	$6,530,913

See accompanying notes to the consolidated financial statements.

Celator Pharmaceuticals, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year ended December 31,
	2015	2014
Operating activities
Net loss	$(19,315,348)	$(16,902,883)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization and depreciation	198,282	195,492
Non-cash stock-based compensation expense	1,802,872	1,350,243
Loss on disposal of property and equipment	—	77,624
Non-cash financing costs	431,660	259,926
Changes in operating assets and liabilities
Other receivables	(54,885)	1,392,463
Prepaid expenses and deposits	58,216	7,632
Restricted cash	39,966	90,000
Other current assets	43,374	10,111
Other assets	(38,908)	—
Accounts payable	65,168	(462,045)
Accrued liabilities	840,795	120,104
Other liabilities	981,585	(7,676)
Deferred revenue	(542,986)	(542,987)
Cash used in operating activities	(15,490,209)	(14,411,996)
Investing activities
Purchase of property and equipment	(55,360)	(64,865)
Cash used in by investing activities	(55,360)	(64,865)
Financing activities
Proceeds from issuance of common stock and on options exercised	2,079,765	14,929,892
Payment of share issuance costs	(187,174)	(1,253,685)
Proceeds from loans payable	5,000,000	9,827,216
Payment of debt issuance costs	(50,000)	(184,469)
Repayments of loans payable	(427,442)	—
Cash provided by financing activities	6,415,149	23,318,954
Effect of foreign exchange rate changes	(30,029)	(17,832)
Net change in cash	(9,160,449)	8,824,261
Cash and cash equivalents, beginning of year	32,413,777	23,589,516
Cash and cash equivalents, end of year	$23,253,328	$32,413,777
Supplemental disclosure of cash flow information
Interest paid	$1,321,667	$560,624
Warrants issued in connection with debt issuance costs	$76,897	$320,752
Common stock issued in payment of accrued bonuses	$168,843	—

See accompanying notes to the consolidated financial statements.

Celator Pharmaceuticals, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

1.	Nature of Business and Liquidity
Celator Pharmaceuticals, Inc. is an oncology-focused biopharmaceutical company that is transforming the science of combination therapy, and developing products to improve patient outcomes in cancer. Our proprietary technology platform, CombiPlex®, enables the rational design and rapid evaluation of optimized combinations incorporating traditional chemotherapies as well as molecularly targeted agents to deliver enhanced anti-cancer activity. CombiPlex addresses several fundamental shortcomings of conventional combination regimens, as well as the challenges inherent in combination drug development, by identifying the most effective synergistic molar ratio of the drugs being combined in vitro, and fixing this ratio in a nano-scale drug delivery complex to maintain the optimized combination after administration and ensure its exposure to the tumor. Our lead product is VYXEOS, a nano-scale liposomal formulation of cytarabine:daunorubicin, in Phase 3 clinical testing for the treatment of acute myeloid leukemia (AML). We have also conducted clinical development on CPX-1, a nano-scale liposomal formulation of irinotecan:floxuridine for the treatment of colorectal cancer; and have a preclinical stage product candidate, CPX-8, a hydrophobic docetaxel prodrug nanoparticle formulation. More recently, we have advanced the CombiPlex platform and broadened its application to include molecularly targeted therapies.
The Company has incurred recurring losses and negative cash flows from operations since inception. As of December 31, 2015, the Company had an accumulated deficit of $168.7 million. The Company expects operating losses and negative cash flows to continue for the foreseeable future until such time, if ever, that it can generate significant revenues from its product candidates currently in development. Management believes that the cash and cash equivalents of $23.3 million at December 31, 2015 and $9.8 million of net proceeds from the sale of common stock during the first quarter of 2016 (see note 9) will be sufficient to meet estimated working capital requirements and fund operations into the second quarter of 2017.
The Company is subject to those risks associated with any specialty pharmaceutical company that has substantial expenditures for research and development. There can be no assurance that the Company’s research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. Substantial additional financing will be needed by the Company to fund its operations and to commercialize its product candidates. There is no assurance that such financing will be available when needed or on acceptable terms. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants.

2.	Summary of Significant Accounting Policies
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and are presented in U.S. dollars. The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements.
Basis of consolidation:  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Celator Pharmaceutical Corp. (“CPC”) and Celator UK Ltd. All intercompany transactions have been eliminated.
Use of estimates:  The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from those estimates. Significant areas requiring management estimates in the preparation of these consolidated financial statements include, amongst other things, assessment of other receivables, accrued liabilities, impairment and amortization of property and equipment, valuation allowance for deferred income taxes, valuation of stock-based compensation, warrants and contingencies.
Foreign currency translation and transactions:  The functional currency of the Company and its foreign subsidiary is the U.S. dollar. As such, monetary assets and liabilities of the Company’s operation denominated in a currency other than the U.S. dollar are translated into U.S. dollars at the exchange rate prevailing as at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates prevailing at each transaction date. Expenses are translated at the average exchange rates prevailing during the year, with the exception of amortization which is translated at historical cash and cash equivalents exchange rates. Exchange gains and losses on translation are included in operations.
Cash and cash equivalents:  The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates its fair value due to its short-term nature. The Company had $22,162,678 in short-term money market accounts as of December 31, 2015.

Celator Pharmaceuticals, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

Property and equipment:  Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line depreciation method as follows:

Computer equipment	4 years
Furniture and office equipment	7 years
Laboratory equipment	10 years
Capital lease equipment and leasehold improvements	Lesser of useful life or term of lease

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. The Company reviews property and equipment to assess recoverability from future operations whenever events and circumstances indicate that the carrying value may not be recoverable. Impairment losses are recognized in operating results when expected undiscounted future cash flows are less than the carrying value of the assets used or disposed of by sale. If impairment is indicated, the asset value is written down to its fair value.
Research and development:  Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of salaries, payroll taxes, employee benefits, materials, supplies, maintenance of research equipment, costs related to research collaboration and licensing agreements, the cost of services provided by outside contractors, including services related to the Company’s clinical trials, clinical trial expenses, the full cost of manufacturing drug for use in research, preclinical development, and clinical trials. All costs associated with research and development are expensed as incurred.
Research collaboration funding:  The Company has a research and development agreement where the Company receives funding when it achieves certain agreed upon milestones such as meeting clinical trial objectives or patient enrollment. In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 605-28-25-2, Milestone Method-Recognition milestones considered substantive and that related solely to past Company performance and do not have any remaining deliverables associated with them are recognized as revenue when earned. Income derived from these arrangements is shown gross of research and development expenses on the consolidated statement of loss.
Stock-based compensation:  Stock-based compensation transactions are recognized as compensation expense in the consolidated statement of loss based on their fair values on the date of the grant, with the compensation expense recognized over the period in which a grantee is required to provide service in exchange for the award. The Company estimates the fair value of options granted using the Black-Scholes option valuation model. This estimate uses assumptions regarding a number of inputs that required the Company to make significant estimates and judgments. Because the Company is a relatively new publicly traded common stock the expected volatility assumption was based on industry peer information.
Warrants:  The estimated fair value of warrants is determined by using the Black-Scholes pricing model with assumptions for risk free interest rates, dividend yields, volatility factors and the contractual life of the warrants. Based on ASC 815 Derivatives and Hedging, the Company has determined that its outstanding warrants meet the criteria for equity classification.
Loss per share:  Income (loss) per share is computed using the weighted average number of common shares outstanding during the year. Diluted earnings per share would be calculated, if the Company had positive net earnings, to give effect to the potential dilution that if secured or other contracts to issue common stock were exercised or converted to common stock using the treasury stock method. The treasury stock method assumes that proceeds received from the exercise of stock options and warrants are used to repurchase common stock at the prevailing market rate.
Income taxes:  The Company accounts for income taxes using ASC 740 Income Taxes. ASC 740 Income Taxes is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, ASC 740 generally considers all expected future events other than enactments of and changes in the tax law or rates. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. Valuation allowances are provided if, considering available evidence, it is more likely than not that the deferred tax assets will not be realized. ASC 740 clarifies the criteria that must be met prior to recognition of the financial statement benefit of a position taken in a tax return. ASC 740 provides a benefit recognition model with a two-step approach consisting of “more-likely-than-not” recognition criteria, and a measurement attribute that measures a given tax

Celator Pharmaceuticals, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. ASC 740 also requires the recognition of liabilities created by differences between tax positions taken in a tax return and amounts recognized in the financial statements. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in the provision for income taxes.
Investment tax credits relating to scientific research and experimental development are accounted for in operations. To the extent there is reasonable assurance the credits will be realized, they are recorded in the period the related expenditure is made as a reduction of current operating expenses (tax recovery).
Fair value of financial instruments:  The carrying values of certain Company’s financial instruments, including cash equivalents, restricted cash, other receivables and accounts payable approximate fair value due to the short-term nature of those investments. The Company believes that the current carrying amount of its long-term debt approximates fair value because interest rate on this instrument is similar to rates that the Company would be able to receive for similar instruments of comparable maturity.
ASC 820 Fair Value Measurements defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.
ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820-10 establishes three levels of inputs that may be used to measure fair value:
Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
Level 2 applies to assets or liabilities for which there are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, such as: quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.
ASC 820, Fair Value Measurements requires disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value.
The Company recognizes transfers between input levels as of the actual date of event. There were no transfers between levels and the following table provides the assets carried at fair value:

	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2015
Assets:
Money Market Fund	$22,162,678	$22,162,678	$—	$—
December 31, 2014
Assets:
Money Market Fund	$29,500,819	$29,500,819	$—	$—

Segment reporting:  The Company operates within one reportable segment and presents geographic results of its United States and Canadian operations. Intersegment transactions and balances have been eliminated in the preparation of the segmental analysis note.

Celator Pharmaceuticals, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

New Accounting Pronouncement:  In February 2016, the Financial Accounting Standards Board (“FASB”) issued comprehensive new guidance about leases. Under the new guidance, most leases will be recognized on an entity’s balance sheet as liabilities with corresponding right-of-use assets. The new guidance is effective for interim and annual period in fiscal years beginning after December 15, 2018, with early adoption permitted. The standard must be adopted using a modified retrospective approach. We have not yet evaluated the impact of this new pronouncement.
In November 2015, the FASB issued guidance which requires entities with a classified balance sheet to present all deferred tax assets and liabilities as noncurrent. The guidance is effective for public business entities for interim and annual periods in fiscal years beginning after December 15, 2016. This guidance is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
In April 2015, the FASB issued guidance, which requires that debt issuance costs be presented in the balance sheet as a deduction from the carrying amount of the related liability, rather than as a deferred charge. The updated guidance is effective retroactively for financial statements covering fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted but we will not early adopt. We are currently evaluating the impact of the adoption of this guidance on our consolidated financial statements.
In August 2014, the FASB issued guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The guidance is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter.

3.	Other Current Assets
Other current assets as of December 31, 2015 and 2014, consists of the following:

	2015	2014
Clinical trial materials	$414,904	$458,278

4.	Property and Equipment
Property and equipment as of December 31, 2015 and 2014, including assets held under capital lease, consists of the following:

	2015	2014
Computer and equipment	$117,135	$144,138
Furniture and office equipment	73,863	96,457
Laboratory equipment	1,754,608	1,723,331
Capital lease equipment	155,524	155,524
Leaseholds	54,732	37,789
	2,155,862	2,157,239
Less: Accumulated depreciation	(1,294,372)	(1,152,827)
	$861,490	$1,004,412

During the years ended December 31, 2015 and 2014, depreciation and amortization expense was $198,282 and $195,492 respectively.
In February 2012, the Company closed a laboratory and consigned certain property and equipment for sale. During 2014, the Company wrote off the net book value of the remaining consigned equipment of $74,086. The Company determined that the carrying amount of these assets as of December 31, 2014 was not recoverable and less than the fair value less the cost to sell. In addition, during 2014, the Company wrote off other property and equipment and incurred a loss of $3,538.

Celator Pharmaceuticals, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

5.	Other Assets
Other assets as of December 31, 2015 and 2014 consist of the following:

	2015	2014
Deferred financing costs (see Note 8)	$416,712	$539,296
Other non-current assets	43,998	5,205
	$460,710	$544,501

6.	Accrued Liabilities
Accrued liabilities as of December 31, 2015 and 2014, consists of the following:

	2015	2014
Accrued clinical trial expenses	$1,029,488	$633,395
Accrued bonuses	723,039	816,144
Accrued salaries and vacation	202,059	152,700
Accrued drug manufacturing expenses	174,376	—
Interest payable	123,867	83,958
Accrued other	124,884	49,223
	$2,377,713	$1,735,420

7.	Other Liabilities
Other liabilities as of December 31, 2015 and 2014, consists of the following:

	2015	2014
Non-current income tax liability (see Note 12)	$991,654	$—
Deferred rent	35,339	45,408
	$1,026,993	$45,408

8.	Loans Payable
On May 9, 2014, the Company entered into a term loan agreement for $15 million with Hercules Technology Capital Growth (“Hercules”). The first $10 million of the term loan was funded at closing. On March 30, 2015, the Company drew down the remaining $5 million of the term loan. The term loan is repayable in installments over forty-eight months including an interest-only period of eighteen months after closing. Interest is payable monthly at the greater of 9.75% or an adjusted rate based upon the U.S. prime rate with interest only period until December 1, 2015. The funds will be used to provide general working capital. During 2015, the interest rate paid by the Company ranged from 9.75% to 10%.
Pursuant to the loan agreement, the Company issued Hercules a warrant to purchase an aggregate of 210,675 shares of the Company’s common stock at an exercise price of $2.67 per share with a term of five years. The warrant is exercisable beginning on the date of issuance and expires May 9, 2019. The fair value of the warrants of $397,649 and financing costs of $407,253 incurred in connection with the term loan were recorded as debt issuance costs and will be amortized as interest expense using the effective interest method over the term of the loan. Amortization of debt issuance costs was $249,479 and $138,709 for the year ended December 31, 2015 and 2014, respectively. The remaining unamortized debt issuance costs of $416,712 are included in other non-current assets.
In addition, the Company will pay an end of term charge of $592,500 on the earliest to occur of (i) the term loan maturity date, (ii) the date that the Company prepays the outstanding loan, or (iii) the date that the loan becomes due and payable. The end of term charge will be accrued as additional interest expense using the effective interest rate method over the term of the loan. The Company accrued $182,181 and $121,217 of this fee during the years ended December 2015 and 2014, respectively.

Celator Pharmaceuticals, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

Long-term debt as of December 31, 2015 and 2014 consists of the following:

	2015	2014
Loan payable	$14,572,558	$10,000,000
End of term fee	303,398	121,217
	14,875,956	10,121,217
Less: Current portion	(5,378,134)	(284,961)
Accrued end of term fee	$9,497,822	$9,836,256

The summary of payments due on the term loan as of December 31, 2015, is as follows:

2016	$5,378,134
2017	5,951,817
2018	3,835,107
Total loan payments	15,165,058
Less end of term payment	(592,500)
Long-term debt	$14,572,558

9.	Stockholders’ Equity
At-The-Market Equity Offering Program
On October 16, 2015, the Company entered into a Controlled Equity Offering Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”) to sell shares of common stock with aggregate gross proceeds of up to $20.0 million, from time to time, through an “at-the-market” equity offering program under which Cantor will act as sales agent. The Sales Agreement provides that Cantor will be entitled to compensation for its services in an amount equal to 3.0% of the gross proceeds from the sales of shares sold under the Sales Agreement.
During 2015, the Company sold 1,144,611 shares of common stock under the Sales Agreement at an average price of approximately $1.76 per share for gross proceeds of $2.0 million and net proceeds of approximately $1.9 million after deducting Cantor’s commission. In addition, the Company incurred share issuance costs of $187,174 in connection with the Sale Agreement.
During the first quarter of 2016, the Company sold 1,353,900 shares of common stock under the Sales Agreement at $7.43 per share for gross proceeds of $10.1 million and net proceeds of $9.8 million, after deducting Cantor’s commission. As of March 18, 2016, $7.9 million of common stock remains available to be sold under this facility.
Public Offering of Common Stock and Warrants to Purchase Common Stock
On October 28, 2014, the Company completed a public offering of 7,602,823 shares of common stock and warrants to purchase up to 760,282 shares of its common stock, including the exercise in full of the underwriters’ overallotment option to purchase up to an additional 991,673 shares of common stock and warrants to purchase 99,167 shares of common stock. The shares of common stock and warrants were offered in units consisting of one share of common stock and a warrant to purchase 0.10 of a share of common stock at a price of $1.95 per unit. The Company received approximately $13.6 million in net proceeds from the public offering after payment of fees, expenses and underwriting expenses. The shares of common stock and the warrants were immediately separable and were issued separately. The warrants have an exercise price of $3.58 per share and have a term of five years. In addition, the Company issued to the underwriters, underwriter warrants to purchase 114,042 shares of common stock at an exercise price of $3.58 per share.
Other Stock Issuances
In February 2015, the Company issued 60,517 shares of common stock to certain Company employees as payment of $168,843 of bonuses earned and accrued as of December 31, 2014.

Celator Pharmaceuticals, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

Warrants
The following table summarizes the warrants outstanding to purchase common stock at December 31, 2015:

Issue date	Number of warrants	Exercise price	Term
March 2009	12,445	$11.25	7 years
December 2011	123,585	$5.21	7 years
February 2012	3,700	$5.21	6 years
June 2012	17,267	$5.21	7 years
August 2012	112,536	$5.21	7 years
April 2013	161,327	$5.21	7 years
April 2013	3,977,290	$3.58	7 years
May 2014	158,006	$2.67	5 years
October 2014	874,324	$3.58	5 years
March 2015	52,669	$2.67	5 years
	5,493,149

10.	Stock Based Compensation
2013 Equity Incentive Plan
In 2013, the Company adopted the Celator Pharmaceuticals, Inc. 2013 Equity Incentive Plan (the “Plan”) and the number of shares authorized for awards of equity options or other equity instruments under this Plan are 5,353,885. At December 31, 2015, 1,409,314 stock options remain available to be granted. The Company has reserved shares of its common stock to permit exercise of options in accordance with the terms of the Plan.
Options granted under the Plan may be incentive stock options or non-qualified stock options. Incentive stock options may only be granted to employees. The board of directors, or a committee of the board of directors appointed to administer the Plan, determines the period over which options become exercisable and the conditions under which stock awards are granted and become vested.
The following table summarizes the activity of the Company stock option plans for the years ended December 31, 2015 and 2014:

		Number of options	Weighted Average Exercise price	Weighted Average Remaining Contractual Life (Yrs)	Aggregate Intrinsic Value
Outstanding at	December 31, 2013	2,578,252	$2.98
	Granted	502,100	3.13
	Exercised	(42,936)	2.34
	Cancelled	(32,129)	2.97
Outstanding at	December 31, 2014	3,005,287	$3.02
	Granted	1,209,500	2.51
	Exercised	(57,667)	2.25
	Cancelled	(212,549)	2.58
Outstanding at	December 31, 2015	3,944,571	$2.90	7.5	$7,804
Exercisable at	December 31, 2015	1,860,211	$2.98	6.2	$7,444

Celator Pharmaceuticals, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

The following table summarizes stock options outstanding as of December 31, 2015:

Range of exercise price	Number outstanding	Average exercise price	Remaining contractual life (years)	Number exercisable	Average exercise price
$1.12 – $2.00	17,632	$1.35	6.3	12,382	$1.17
$2.01 – $3.00	1,673,945	2.50	7.7	470,973	2.39
$3.01 – $4.00	2,252,994	3.20	7.3	1,376,856	3.20
	3,944,571	$2.90	7.5	1,860,211	$2.98

A summary of unvested awards activity during the year ended December 31, 2015 is as follows:

	Number	Grant date fair value
January 1, 2015	1,653,231	$4,011,363
Granted	1,209,500	2,433,675
Vested	(724,246)	(1,706,302)
Forfeited	(54,125)	(132,311)
December 31, 2015	2,084,360	$4,606,425

The following table provides information regarding stock options activity for the year ended December 31, 2015 and 2014:

	Year ended December 31,
	2015	2014
Stock compensation expense recognized	$1,802,872	$1,350,243
Weighted average grant-date fair value of stock options issued (per share)	$2.01	$2.68
Grant-date fair value of stock options issued	$2,433,675	$1,343,817
Intrinsic value of stock options exercised	$—	$32,892
Volatility	101.3%	114.4%
Risk-free interest rate	1.7%	2.0%
Dividend yield	—%	—%
Expected life in years	6.0	6.2

The grant-date fair value of stock options is estimated using the Black Scholes option pricing model. The Company determined the options’ life based on the simplified method and determined the options’ expected volatility based on peer group volatility and dividend yield based on the historical dividend payments. The risk free interest rate is based on the yield of an applicable term Treasury instrument.
The Company amortizes the fair value of the stock options on a straight-line basis over the applicable requisite service periods of the awards, which is generally the vesting period. At December 31, 2015, the total compensation cost related to non-vested awards not yet recognized and weighted average period over which it will be recognized was $4,140,214 and 2.3 years, respectively.

11.	Benefit Plans
The Company has a domestic employee 401K savings plan. Beginning in 2014, the Company matches 50% of each employee’s contribution up to a maximum of 6% of the employee’s earnings for contributions made to the domestic 401K savings plan and to individual registered retirement savings plans in Canada. The Company’s matching contributions to the savings plan were $105,118 and $111,509 during the year ended December 2015 and 2014, respectively.

Celator Pharmaceuticals, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

12.	Income Taxes
Loss before income taxes consisted of the following:

	Year ended December 31,
	2015	2014
Domestic	$(18,008,614)	$(16,710,376)
Foreign	(1,990,940)	(2,129,263)
Total	$(19,999,554)	$(18,839,639)

A reconciliation of the Statutory United States Federal income tax rate to the Company’s effective rate and for December 31, 2015 and 2014 is as follows:

	Year ended December 31,
	2015	2014
Loss before income taxes	$(19,999,554)	$(18,839,639)
Federal rate	34%	34%
US Federal statutory tax rate	6,799,848	6,405,477
State, net of federal rate	319,677	837,307
Permanent differences	(1,853,876)	(1,030,698)
Research and development tax credits	12,658,628	833,271
Other	(1,513,036)	386,594
Changes to valuation allowances	(15,727,035)	(5,495,195)
	$684,206	$1,936,756

In 2015 and 2014, the Company was approved to sell New Jersey net operating loss carryforwards (“NOLS”) under the New Jersey Technology Business Tax Certificate Transfer Program, which resulted in the recognition of an income tax benefit of $1,675,860 and $1,936,756, respectively.
Deferred income taxes reflect the tax effects of temporary differences between the basis of assets and liabilities recognized for financial reporting purposes and tax purposes, and net operating loss and tax credit carry forwards. Significant components of the Company’s total deferred tax asset as of December 31, 2015 and 2014 are as follows:

	December 31,
	2015	2014
Net operating loss carry forwards	$42,503,179	$43,176,150
Federal orphan drug tax credit	17,939,199	—
Research and development loss pool carry forwards	2,744,381	3,512,452
Deferred revenue	18,071	229,410
Accrued expenses and other	76,972	440,341
Stock based compensation	306,733	1,094,135
Property and equipment	(205,821)	(267,909)
R&D and investment tax credit carry forwards	1,654,334	1,125,434
Deferred tax assets	65,037,048	49,310,013
Deferred tax assets valuation allowance	(65,037,048)	(49,310,013)
	$—	$—

Celator Pharmaceuticals, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

The valuation allowance at December 31, 2015 and 2014 was primarily related to R&D investment tax credits carryforwards and expenditures, federal and state net operating loss carryforwards that, in the judgment of management, are not more-likely-than-not to be realized. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.
At December 31, 2015, the Company had net operating loss carryforwards for Federal income tax purposes of $121,079,168 which are available to offset future Federal taxable income and begin to expire in 2023. The Company has net operating loss carryforwards for state income tax purposes of $16,819,859 which are available to offset future state taxable income through 2035.
In 2015, the Company completed a U.S. Federal and State of New Jersey Research and Development and U.S. Federal Orphan Drug tax credits analysis related to the years ended December 31, 2008 through 2014. At December 31, 2015, the Company has U.S. Federal and State of New Jersey Research and Development tax credits carryforwards of $1,182,961 and $94,451 respectively. The U.S. and State of New Jersey Research and Development tax credits carryforwards begin to expire in 2026 and 2031 respectively. In addition, the Company has U.S. Federal Orphan Drug tax credits of $17,939,199 which begin to expire in 2029. The Company will claim the U.S. Federal Research and Development and Orphan Drug tax credits in the future on U.S. Federal tax returns. As a result, the Company will file New Jersey tax returns to report an income tax liability and interest of $991,654 which has been recorded through the income tax provision and as other liabilities on the accompanying balance sheet.
At December 31, 2015 and 2014, the Company had Canadian Federal investment tax credits of approximately $376,925 and $450,999, respectively, available to reduce taxes payable and will begin to expire in 2031. The Company has no Canadian tax loss carry forwards.

13.	Geographic Segment Information
The Company operates in the United States and Canada. The Company’s VYXEOS clinical trial materials are manufactured by a third party using the Company’s equipment located in Germany. Geographic net loss information is based on the location whereby the expenses were incurred. The geographic information about total assets is based on the physical location of the assets.

	Total Assets
	December 31,
	2015	2014
United States	$24,673,341	$34,027,837
Canada	204,283	223,572
Germany	757,560	867,694
Total Assets	$25,635,184	$35,119,103

	Net Loss
	Year ended December 31,
	2015	2014
United States	$(17,324,408)	$(14,773,620)
Canada	(1,990,940)	(2,129,263)
Total Net Loss	$(19,315,348)	$(16,902,883)

14.	Leukemia and Lymphoma Society funding
In June 2012, the Company entered into an agreement with the Leukemia & Lymphoma Society® (“LLS”) pursuant to which the LLS is providing $5.0 million in funding from the LLS Therapy Acceleration Program (“TAP”) program for the Phase 3 clinical study of the Company’s lead compound VYXEOS. Upon execution of the agreement, the Company received an

Celator Pharmaceuticals, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

upfront payment of $2.0 million and may receive further payments of $3.0 million upon the achievement of clinical milestones. The Company recorded the $2.0 million upfront payment as deferred revenue which will be recognized on a straight-line basis over the estimated performance period of the funding agreement which was January 2016. During the years ended December 31, 2015 and 2014, the Company recognized $542,986 for both years related to the amortization of the upfront payment.
During 2015, the Company met one milestone under the agreement which resulted in the recognition of $0.9 million, and in 2014, the Company met two separate milestones which resulted in the recognition of $1.0 million which was recorded as Leukemia & Lymphoma Society funding. Since November 2012, the Company has received a total of $2.9 million for milestones achieved under this agreement.
The agreement remains in effect until the completion of the milestones unless terminated earlier in accordance with the provisions in the agreement. The Company may terminate the agreement at any time during its term upon at least 30 days’ prior written notice to LLS or upon written notice to LLS upon the termination of the VYXEOS program. LLS may terminate this agreement upon 90 days prior written notice to the Company. Funding under the agreement is exclusively for use in support of the clinical development activities of the research program. Provided the Company believes the product is safe and effective, the Company has agreed that, for a period of five years following the expiration or termination of the agreement, the Company will take such steps as are commercially reasonable to further the clinical development of the product and to bring the product to practical application for Acute Myeloid Leukemia.

15.	Commitments and Contingencies
In September 2015, the Company entered into a lease agreement for office and laboratory space in Vancouver, British Columbia, which expires in August 2017. The remaining minimum lease payments as of December 31, 2015 were $176,000. The Company also vacated its previous lease for office space effective October 1, 2015. The vacated lease expires in June 2016. The Company recognized contract termination costs of $22,670 for the remaining lease payments which has been recorded in general and administration expenses.
In March 2013, the Company entered into an office lease agreement for office space in Ewing, New Jersey, which commenced in June 2013 with a term of sixty months. The remaining minimum lease payments as of December 31, 2015 were $357,000. Under the Ewing, New Jersey lease agreement, the Company will be obligated to maintain a letter of credit from a bank with respect to its security deposit obligations in the amount of $200,000 during the first year of the Agreement and the deposit is reduced annually through lease expiration date. The restricted deposit balance as of December 31, 2015 was $120,000.
Rent expense amounted to $255,386 in 2015 and $221,867 in 2014. Minimum lease payments on all operating leases are as follows:

Year ending December 31,
2016	$257,249
2017	216,130
2018	72,372
Total	$545,751

The Company has a worldwide exclusive license agreement with Princeton University dated June 2007 that provides the Company with exclusive rights to some aspects of its nanoparticle polymer technology arising from research sponsored by the Company at Princeton University between 2003 and 2007. These inventions are generally characterized as particulate constructs for release of active agents for medical application. Of the products currently in the Company’s pipeline, only the hydrophobic docetaxel prodrug nanoparticle (HDPN) formulation is subject to this agreement. The Company is obligated to pay a royalty on net sales to Princeton University of a low single-digit percentage if any invention is sold by the Company or a company to which the product covered by the invention was licensed by the Company, which was generated under the exclusive licensing agreement. No royalty or other product/sub-license-related payments have been made to date. The Company is obligated to provide Princeton University a percentage within the range of 45% to 55% of proceeds obtained from a sub-license of the intellectual property to a third party in cases where the Company has not conducted any research or development activities and is solely licensing out the original intellectual property jointly developed by the Company and Princeton

Celator Pharmaceuticals, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

University. The Company may terminate the agreement at any time by giving 90 days written notice to Princeton University. Princeton may terminate the agreement if the Company should breach or fail to perform under the agreement, with written notice of default provided by Princeton University to the Company and only if the Company fails to cure the default within 60 days. The Company is obligated under the agreement to provide an annual progress report to Princeton University on any developments of the licensed technology as well as prosecution of the patents covering the technology and the use of commercially reasonable efforts to develop licensed products.
The Company has a collaborative research agreement dated May 2001 with the British Columbia Cancer Agency (“BCCA”) whereby in consideration for the license and conditional assignment of all Company-sponsored intellectual property to the Company by BCCA, the Company will pay to BCCA a royalty in the low single digits on net sales of royalty-bearing products in territories so long as a valid claim exists for inventions made between June 2000 and June 2005 under the agreement. All obligations relating to the conduct of the research and assignment of intellectual property have been completed. No payments of royalties have been made to date. Either party may terminate the agreement if the other party commits a material breach or default and such breach or default is not reasonably cured within 45 days.
In consideration of funding by LLS and transfer to the Company of any rights LLS may have to any project inventions developed during the term of the agreement, the Company may be required to pay LLS a cash multiple on the LLS funding, (LLS funding is the $5 million in support of the Phase 3 study in addition to the approximately $4.1 million the Company received in support of the Phase 2 study). Subject to exclusions under the agreement, the Company is obligated to pay LLS an amount equal to 50% of the cash payments the Company receives from out-licenses and transfers of rights to the product or other liquidity event, as defined in the agreement, until LLS has received an amount equal to 1.5 times the amount of funding the Company receives from LLS. The total amount payable by the Company to LLS will not exceed 3.55 times the amount of funding received from LLS, with the specific amount depending on when the payment(s) occur relative to the timing of the research program and product commercialization. The payments may take the form of cash payments or royalties (not to exceed 5% of net sales) but will not exceed the maximum amount referred to in the preceding sentence.